Exhibit 99.01

FOR IMMEDIATE RELEASE

VISTACARE APPOINTS VETERAN HEALTHCARE EXECUTIVE AS NEW PRESIDENT AND COO
David W. Elliot, Jr. Will Oversee Day-To-Day Operations of Field and Home Offices

SCOTTSDALE, AZ, Jan. 10, 2005—VistaCare, Inc. (Nasdaq: VSTA), a leading provider of hospice services in the United States, today announced that it has appointed David W. Elliot, Jr. as its new President and Chief Operating Officer (COO). In addition, it is expected that Mr. Elliot will be appointed to VistaCare’s Board of Directors at its next meeting on January 28, 2005.

In his role as President and COO, Mr. Elliot will assume full responsibility for a large majority of the Company’s resources, including profit and loss. Richard R. Slager will remain Chairman and Chief Executive Officer of VistaCare.

“I believe that David’s leadership will help VistaCare achieve our vision of expanding our leadership position in the hospice industry,” said Richard R. Slager. “David has a tremendous level of expertise and knowledge about the healthcare industry, which we believe will be highly valuable to the VistaCare organization. He also has a rich history of cultivating strong relationships with physicians and hospitals that will be highly important in his new role. In addition, I believe his 15 years of experience in senior-level operations, his proven track record of producing quantifiable results and his ability to keep the needs and interests of his colleagues, employees and customers as a priority, will allow him to succeed in this position. I look forward to his contributions and leadership which will allow me to direct my energies toward being Chief Executive Officer and Chairman of the Board and ensure that we remain squarely focused on our long-range vision.”

Mr. Elliot joins VistaCare from VMBC, LLC, The VASCLIP Company, a privately held medical device company that provides a less invasive surgical alternative to vasectomy, where he was President, CEO and Board Director. During his tenure at VASCLIP, from 2002 through 2004, he led the Company to revenue growth of more than 29% and to an 88% increase in the number of key physician accounts. Prior to his experience at VASCLIP, Mr. Elliot was the Vice President of Sales and Marketing at Advanced Respiratory, Inc., a privately held, profitable company, now owned by Hillenbrand Industries, Inc., that developed, manufactured and sold a proprietary FDA-approved medical device for patients with mucous retention issues. While at Advanced Respiratory, he led and managed a sales, marketing and clinical research team of more than 150 professionals and was directly responsible for accelerating the expansion of the Company’s focus to tangential areas of treatment and the resulting revenue growth.

From 1996 to 2001, Mr. Elliot held two senior executive positions at St. Jude Medical, in the Company’s Cardiac Rhythm Management Division. As Vice President, Global Marketing he led a team of 45 people in a successful effort to increase the Company’s worldwide market share. As Director of Corporate Business Development, Mr. Elliot reported directly to the President, CEO and Chairman and was directly responsible for investment analysis, technology and company acquisitions, license agreements, divestitures and strategic planning. Mr. Elliot began his career in healthcare executive management at Guidant Corporation, in the Company’s Medical Devices and Diagnostics Division, which was formerly a division of Eli Lilly and Company as a Business Development and New Product Planning Analyst in 1987. In this role he was responsible for acquisition, licensing and research and development recommendations. Throughout the next nine years at Guidant, he held different roles of escalating responsibility and was ultimately the director of Guidant’s Japanese cardiac pacemaker (CPI) division. As the Director of CPI Japan Operations for Guidant, he managed a professional sales and marketing team responsible for more than $25 million in annual sales.

Mr. Elliot earned a Bachelor of Arts in English from Connecticut College and an MBA from the University of Chicago.

About VistaCare
VistaCare is a leading provider of hospice services in the United States. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers, VistaCare provides care primarily designed to reduce pain and enhance the quality of life of terminally ill patients, most commonly in the patient’s home or other residence of choice.

Forward-Looking Statements
Certain statements contain in this press release regarding VistaCare, Inc.’s business which are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “should,” “expect,” “hope,” “designed to,” “anticipate,” “plan,” “reserve,” “expectations” and similar expressions identify forward looking statements, which speak only of the date the statement was made. VistaCare does not undertake and specifically disclaims any obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties arise from, among other things, possible changes in regulations governing the hospice care industry, periodic changes in reimbursement levels and procedures under Medicare and Medicaid programs, difficulties predicting patients’ length of stay including days pro-ration for service at third-party hospice providers, potential inability to increase patient enrollment at certain facilities and estimating potential reimbursement obligations, challenges inherent in VistaCare’s growth strategy, the current shortage of qualified nurses and other health care professionals, VistaCare’s dependence on patient referral sources, increasing competition and other factors detailed in the section identified as “Factors that May Affect Future Results,” or “Risk Factors” in the Company’s most recently filing of the Form 10-Q, Form 10-K, or other filings with the Securities Exchange Commission

Company Contact:	Investor Contacts:	Media Contacts:
Mark Liebner	Doug Sherk/Jennifer Beugelmans	Chris Toth
Chief Financial Officer	EVC Group	EVC Group
(480)648-8778	(415)896-6820	(415)896-2005
ir@vistacare.com	dsherk@evcgroup.com	ctoth@evcgroup.com